Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated June 9th, 2015, is made between THC Farmaceuticals, Inc., a Utah corporation located at 7170 E. McDonald Drive, Suite 3, Scottsdale, Arizona 85253 (the "Seller") and Rocky Mountain Ayre, Inc., a Delaware Corporation located at 3500 South Dupont Highway, Dover, Delaware 19901 (the "Buyer" or "RMTN").

RECITALS

WHEREAS, Seller it is the owner to all rights, title and interest in hempcoin.com and approximately 2.5 billion Hempcoins mined as a "Litecoin" type of "crypto currency".

WHEREAS, the Buyer desires to acquire the Hempcoin assets described in Section 1.1 in consideration of issuing 8,745,000 restricted shares of Buyer's common stock to Seller, and Seller desires to sell under such terms and the terms hereof.

WHEREAS, capitalized terms used, and not otherwise defined, in this Agreement shall have the meanings assigned to such terms in Section 8.1.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties agree as follows:

ARTICLE 1
ASSETS

Section 1.1                          Sale of Assets

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller will sell to Buyer the following assets:

a.	the domain name hempcoin.com;

b.	1,500,000,000 hempcoins; and

c.	all intellectual property associated with hempcoin.com, hempcoin purse, and hempcoin as a crypto currency, including any copyrights, trademarks and patents, whether registered or unregistered, statutory or common law (and any rights to claim or register such intellectual property).

The foregoing shall be collectively referred to herein as the "Assets".

ARTICLE 2
PURCHASE PRICE; ADDITIONAL TERMS

Section 2.1                          Purchase Price

In consideration of the receipt of the Assets from Seller, the Buyer will issue to the Seller 8,745,000 fully paid and non-assessable restricted shares of Buyer's common stock ("the Purchase Price") and will meet the additional terms provided for herein.

Section 2.2                          Shares of Common Stock Outstanding Post Closing

After the transaction described above has been completed, there will be a total of 543,745,000 shares of Buyer's common stock outstanding of which 500,000,000 shares will be reserved pursuant to Section 2.3 below.  Therefore, upon closing, Seller will own approximately 19.99% of the Buyer's common stock, excluding the Backing Shares (defined below).

Section 2.3                          Backing of Hempcoins.

Buyer shall back 100% of the maximum amount of Hempcoins to be mined (5 billion) at all times during the life of the company with 500 million shares of RMTN common stock (the "Backing Shares") representing a ratio of 1 share of RMTN stock per each 10 Hempcoins.  Said ratio of 1 share of RMTN common stock per each 10 Hempcoins shall not be reduced at any time for any reason by any actions of RMTN or a third party.

RMTN shall hold a physical certificate for 500 million shares representing the Backing Shares for the benefit of the Hempcoin holders.  Said certificate shall not be subject to sale or transfer to a third party.

RMTN Board of Directors shall maintain exclusive voting rights for the Backing Shares.

Section 2.4                          Dividends

Buyer shall pay regular dividends of Hempcoins to RMTN shareholders as follows:  (1) during the first 24 months after Closing, shareholders of RMTN will receive a quarterly Hempcoin dividend at a ratio of one coin for one share held on the ex-dividend date for such quarter; (2) during the second 24 months period following Closing, shareholders of RMTN will receive a quarterly Hempcoin dividend at a ratio of one coin for every two shares held on the ex-dividend date for such quarter; (3) during the third 24 months period after Closing, shareholders of RMTN will receive a quarterly Hempcoin dividend at a ratio of one coin for every four shares held on the ex-dividend date for such quarter.  No hempcoin dividends will be payable more than 72 months after Closing.  The Backing Shares shall be exempt from receiving any dividends. Buyer's board of directors may adjust or eliminate the required dividend provided for above so long as such adjustment or elimination is in the interest of RMTN and is made in good faith.

Section 2.5                          Authorized Shares; Anti-dilution.

Prior to Closing, the Buyer shall increase its authorized shares of common stock from 100 million to 600 million.  However, Buyer may not increase its authorized shares of common stock above 600 million or issue any preferred stock without the express written approval of the Seller, its successor or assignee(s).

Buyer shall exercise its best business judgment in allowing hempcoins to enter into the market when, where and if it may legally do so, and for use for strategic acquisitions.  Buyer shall uphold its fiduciary duty at all times to act in a manner that will benefit the value of the shares and not decrease the share value. Buyer agrees that it will not dilute Seller's ownership in RMTN to less than 3.333% of the entire amount of RMTN's issued shares, excluding the Backing Shares.

Section 2.5                          No Toxic Funding or Toxic Debt.

Buyer agrees to have seller review of any proposed financing in order to avoid any financing which is "toxic" or has an inherent capacity for dilution of the company.  Such "toxic" financing generally is the result of convertible debt or other such strategy without a predetermined minimum price of conversion.  Any such financing where the extent of dilution cannot be determined (or is determined to be less than $0.10 per share) is strictly prohibited.  Furthermore, Buyer will not issue or agree to issue shares of its common stock at less than $0.10 per share.  Likewise, Buyer will not issue or agree to issue any preferred stock at a price less than the equivalent of $0.10 a share after fully converting the same to common stock.

Section 2.6                          Development Costs and Server Fees; Social Media;

Seller will reimburse Buyer for the reasonable development costs and server fees associated with the Hempcoin system for a period of 2 years, up to a maximum amount of $10,000 per year.

Seller will retain Green Touch Awareness, Inc. to handle social media for RMTN and pay for the cost for such service for a period of 2 years.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows:

Section 3.1                          Title to Assets

Seller has good and marketable title to the Assets (including the Hempcoins) and any other property transferred pursuant to this Agreement, and such Assets and property are free and clear of any liens and encumbrances.  Furthermore, Seller has limited the maximum amount of Hempcoins to be mined at 5 billion.

Section 3.2                          Corporate Authorization

Seller has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder.  The board of directors of the Seller has approved this Agreement and the transactions contemplated hereby and thereby, and no further corporate or stockholder action is required on the part of the Buyer in connection with the consummation of the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and the consummation by the Seller of the transactions contemplated hereunder and hereunder have been duly and validly authorized by all necessary corporate action on the part of the Seller.  This Agreement has been and the other Transaction Documents have been, or will be, as applicable, duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof by the Buyer, constitute, or will constitute, as applicable, legal, valid and binding agreements of the Seller.

Section 3.3                          Non-Contravention

The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (1) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, the Seller) of, or under any provision of any agreement or other instrument to which any Seller is a party or that is binding upon any Seller or any license, franchise, permit or other similar authorization held by any Seller or (2) violate, conflict with or result in any breach, default or contravention of (with due notice or lapse of time or both), or the creation or imposition of any Liens on the Assets.

Section 3.4                          Litigation

No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, threatened against Seller regarding the Assets.

Section 3.5                          Accuracy of Statements

The representations and warranties of the Seller contained in this Agreement, do not contain any untrue statement of a material fact and do not omit to state a material fact that would make the representations and warranties untrue in a material respect.

Section 3.6                          Finders and Investment Bankers

There is no broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Documents have been, or will be, as applicable, duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery hereof by the Seller, constitute, or will constitute, as applicable, legal, valid and binding agreements of the Buyer.

Section 4.3                          Governmental Authorization

The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby do not require any consent, approval, compliance, exemption, authorization or permit of or other action by, or filing with, any Governmental Authority, other than such requirements which have already been completed, filings and approvals which are not required prior to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or where the failure of any such consent, approval, compliance, exemption, authorization or permit to be obtained, action to be taken or filing to be made would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.4                          Non-Contravention

The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Buyer, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or result in a violation or breach of any provision of any Requirement of Law or Order binding upon or applicable to the Buyer, or (c) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, the Buyer) of, or under any provision of any agreement or other instrument to which any Buyer is a party or that is binding upon any Buyer or any license, franchise, permit or other similar authorization held by any Buyer or (d) violate, conflict with or result in any breach, default or contravention of (with due notice or lapse of time or both), or the creation or imposition of any Liens on any asset of the Buyer or that would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.5                          Financial Condition

The Buyer has delivered to the Seller true and correct copies of its annual report and financial statements of Buyer for the fiscal year ended December 31, 2014 and 2013 (the "Buyer Annual Financials").  The Buyer Annual Financials have been prepared in accordance with GAAP and present fairly in all material respects the combined or consolidated financial condition (as applicable) of the applicable entities, as the case may be, as of the dates thereof and the combined or consolidated results of operations (as applicable) of the applicable entities for the period then ended.

Section 4.6                          Absence of Certain Changes

Since inception, the Buyer has operated its business, in all material respects, in the ordinary course consistent with past practices, and there has not been a Buyer Material Adverse Effect.

Section 4.7                          Litigation

No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, threatened against the Buyer or any of Buyer's officers or directors which, if adversely determined, would reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.8                          Taxes

The Buyer has timely filed all Tax Returns and reports required to be filed by it and has paid all taxes as shown to be owed on such returns and reports.

Section 4.9                          Compliance with Laws; Government Approvals

 (1)   The Buyer is in compliance with any Requirement of Law, Order, permit, license or other governmental authorization or approval applicable to its business or by which any of its properties, assets or operations of its business is bound or affected, except for failures to comply or violations that would not have, individually or in the aggregate, a Buyer Material Adverse Effect.  To the Buyer's knowledge, since its inceptions, the Buyer, in the operation of its business, has not violated any applicable Requirement of Law, Order, permit, license or other governmental authorization or approval, except for violations which, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

 (2)   The Buyer holds all orders and all consents, permits, licenses, variances, exemptions and approvals from Governmental Authorities that are material to the operation of its business.  The Buyer is in compliance with the terms of such consents, permits, licenses, variances, exemptions, orders and approvals, except where the failure to so comply would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.10                       Accuracy of Statements

The representations and warranties of the Buyer contained in this Agreement, taken together and as modified by any Schedules or Exhibits, do not contain any untrue statement of a material fact and do not omit to state a material fact that would make the representations and warranties untrue in a material respect.

Section 4.11                       Securities and Exchange Commission Filings

The Buyer will work diligently with a PCAOB Auditor to complete 2 years of audit financial statements and complete a registration statement for the RMTN by July 31, 2016. Until such time, RMTN will keep all filings current with OTC Markets according to SEC rules 15c-2-11. Once registered as a reporting company with the SEC, RMTN agrees to file all forms, reports, schedules, statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act of 1933, as amended (the "Securities Act"), (such documents shall be referred to herein as, the "SEC Reports").

Section 4.12                       Finders and Investment Bankers

There is no broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.13                       Buyer Not Subject To Bankruptcy

Buyer is not and has not been the subject of any voluntary or involuntary bankruptcy proceedings.

Section 4.14                       Capitalization of Buyer

Buyer has 35,000,000 shares of common stock outstanding and 0 shares of preferred stock issued and outstanding and has no outstanding options, warrants or other securities exercisable or convertible into shares of Buyer's  common or preferred stock other than as described in Buyer's financial statements filed with OTC Markets.  However, on or after the date hereof and prior to the Closing, Buyer intends to increase its authorized number of common stock from 100 million to 600 million shares and issue 500,000,000 shares of its common stock to Buyer as the Backing Shares.

Section 4.15                       Blank Check or Shell Company

Buyer is not a "blank check company" as such term is defined by Rule 419 of the Securities Act and has never offered any securities pursuant to Rule 419 of the Securities Act. Further, Buyer is not a "shell company" as that term is defined in Rule 405 of the Securities Act of 1933, as amended.

Section 4.16                       No Other Representations

Except as specifically set forth in this Article IV, the Buyer has not made, and the Seller agrees that it has not relied upon, any other representations or warranties, whether expressed or implied.

ARTICLE 5
COVENANTS

Section 5.1                          Confidentiality

Seller and Buyer acknowledge that the transactions described herein are of a confidential nature and Seller and Buyer agree not to disclose any of such confidential information, except to (i) their respective legal, financial, and accow1ting advisors, (ii) their lenders, shareholders, officers, and directors, or (iii) as required by law.

Section 5.2                          Further Assurances

 (1)   From time to time following the Closing, at the request of any of the parties and without further consideration, the Buyer or the Seller, as the case may be, shall cause their applicable Affiliates to, execute and deliver such further documents, perform such further acts, and fully cooperate with each other, as may be reasonably necessary in order to effectively transfer and convey the Assets to the Buyer on the terms herein contained, and to otherwise comply with the terms of this Agreement and the other Transaction Documents.

 (2)   Each of the parties shall, as promptly as practicable after the Closing Date, make all filings required to be made by it under any Requirement of Law relating to the transactions contemplated by this Agreement and shall cooperate with the other parties with respect to such filings.

Section 5.3                          Indemnification

 (1)   The Seller agrees to indemnify and hold harmless the Buyer (and its directors, officers, managers, members, employees, successors and assigns, referred to collectively herein as the "Buyer Indemnified Parties" ) from and against any Losses arising out of or relating to any breach by the Seller of any representation, warranty, covenant or agreement of the Seller pursuant to this Agreement.

 (2)   The Buyer agrees to indemnify and hold harmless the Seller (and its directors, officers, managers, members, employees, successors and assigns, referred to collectively herein as the "Seller Indemnified Parties", and together with the Buyer Indemnified Parties, the "Indemnitee") from and against any Losses arising out of or relating to any breach by the Buyer of any representation, warranty, covenant or agreement of the Buyer pursuant to this Agreement.

Section 5.4                          Indemnification Procedures

 (1)   Promptly after discovery or receipt by any Indemnitee of notice of any demand, claim or circumstance which would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in Losses, the Indemnitee shall give written notice thereof (the "Claims Notice") to the Person or Persons obligated to provide indemnification pursuant to Section 5.3 (collectively, the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnitee.  The Indemnitee shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnitee which evidence or support such Claims Notice and any act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnitee related thereto.  Not more than thirty (30) days following receipt of the Claims Notice, the Indemnified Party shall give written notice to the Indemnitee that it either (i) accepts liability for the matter set forth in the Claims Notice, and the amount thereof, or (ii) disputes such liability and/or the amount thereof, and the specific grounds for such dispute.  Failure of the Indemnitee to give the notice provided in the preceding sentence within the time period there provided shall have the same effect as notice under clause (i) of the preceding sentence.  If the Indemnifying Party gives timely notice to the Indemnitee that it disputes liability for the matter set forth in a Claims Notice, and/or the amount thereof, the parties shall endeavor for a period of twenty (20) days following the Indemnitee's receipt of such notice (the "Reconciliation Period'') to resolve their differences.  Thereafter, any party shall be free to institute litigation to resolve such differences.

 (2)   The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability for which it has accepted, or is deemed to have accepted, liability pursuant to Section 5.4(1).  If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee in writing of its intent to do so.  In such event, the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability and may also, at its option, choose to participate in such defense or compromise through counsel of its choosing at its expense.  If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability.  Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the written objection of the other; provided, however, that (i) consent to settlement or compromise shall not be unreasonably withheld or delayed and (ii) the Indemnifying Party may settle claims for monetary damages, only, without the consent of the Indemnitee.

 (3)   Notwithstanding any other provision contained herein to the contrary, the failure to notify, or any delay in notifying, the Indemnifying Party of an Asserted Liability will not relieve the Indemnifying Party of any liability that it may have to the Indemnitee, except to the extent the Indemnifying Party's position is prejudiced as a result of any failure or delay of the Indemnitee in providing any Claims Notice to such Indemnifying Party.

Section 5.5                          Confidential Information

At all times after the Closing Date, the parties and their directors, officers, employees, accountants, consultants, legal counsel, investment bankers, agents and other representatives shall treat in confidence,  and shall not use in any manner, information obtained  from another party that is confidential  or proprietary ("Confidential Information").  Confidential Information shall not be communicated to any third Person (other than the parties' respective counsel, accountants, financial advisors or consultants who shall also agree to maintain the confidentiality of, and to not use, the Confidential Information).  The obligation to treat Confidential Information in confidence shall not apply to any Confidential Information which (i) is or becomes available to any party from a source other than another party, (ii) is or becomes available to the public other than as a result of disclosure by such party or (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed.

Section 5.6                          Exchange of Information

Each of the parties represents  to the other that it is a sophisticated investor as that term is defined in the rules and regulations of the Securities  and Exchange  Commission; is familiar with the other party's  business or Assets, as the case may be; and, has had an opportunity to ask questions of the other party or its management.

ARTICLE 6
CLOSING

Section 6.1                          Closing Date and Place

The closing of the transactions contemplated hereby (the "Closing") will take place on or before July 1, 2015 as determined by the parties (the "Closing Date").

ARTICLE7
CONDITIONS TO SELLER CLOSING

The following events are conditions to Seller consummating the transactions contemplated by this agreement and the Closing thereof:

Section 7.1                          Increase Authorized Shares

Buyer will increase the authorized number of shares of its common stock to 600 million.

Section 7.2                          Issuance of Shares of Common Stock

Buyer will issue 8,745,000 restricted shares of common stock to Seller.

Buyer will issue 500,000,000 restricted shares of common stock to Buyer as the Backing Shares.

Section 7.3                          Transfer of Assets

Concurrently with the payments set forth in Section 7.2 above, Seller will transfer to Buyer all right, title and interest in and to the Assets.

ARTICLE 8
MISCELLANEOUS

Section 8.1                          Definitions

As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

"Affiliate" means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

"Business Day" means any day other than a Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern Time.

"GAAP" means the generally accepted accounting principles in the United States as defined by controlling pronouncements of the Financial Accounting Standards Board, as from time to time supplemented and amended.

"Governmental Authority" means any domestic, foreign, international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity.

"Losses" mean any claims, actions, proceedings, losses, liabilities, damages, costs and expenses including, without limitation, reasonable fees and expenses of counsel incurred by the applicable Indemnitee in any claim, action or proceeding.

"Order" means any order, judgment, injunction, award, decree or writ handed down or imposed by any Governmental Authority.

"Person" means any individual , firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) to such entity.

"Requirement of Law" means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license, franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

"Transaction Documents" means, collectively, this Agreement, the Bill of Sale and Assignment documents, and any other documents delivered pursuant to this Agreement.

Section 8.2                          Governing Law; Consent to Jurisdiction

This agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflict of law principles thereof.  Each of the parties hereto agrees that any legal action between the parties relating to the performance of this agreement or the interpretation or enforcement of the terms hereof or thereof, shall exclusively be brought in the state or federal courts of the state of Nevada, having jurisdiction of the subject matter thereof, and each party irrevocably consents to personal jurisdiction in any such state court, waives any right to object to such venue or to assert the defense of forum non-conveniens, and agrees that service of complaint or other process may be made by certified or registered mail addressed to such party at the address set forth in section 8.10.

Section 8.3                          Entire Agreement; Construction

 (1)   This Agreement and the other Transaction Documents (including all agreements and other documents contemplated herein and therein) constitute the entire agreement among the parties relating to the subject matter hereof and supersedes any prior understandings or agreements, written or oral, that relate to the subject hereof (including any term sheets).

 (2)   This Agreement and the other Transaction Documents may not be assigned without the prior written consent of the other parties hereto.

 (3)   This Agreement and the other Transaction Documents may not be amended except by a writing that specifically references this Agreement and the other Transaction Documents, as applicable, and that is signed by each party to this Agreement and the other Transaction Documents, as applicable, provided that any amendment requiring approval of the stockholders of the Buyer under Requirements of Law may not be made without the requisite approval of those stockholders.  The parties agree that each of them participated in the preparation and negotiation of this Agreement and the other Transaction Documents and the agreements contemplated hereby and thereby and that none of this Agreement and the other Transaction Documents nor any of the agreements contemplated hereby or thereby shall be construed against any party by virtue of the fact that any party prepared or drafted such agreements.  Nothing in this Agreement and t other Transaction Documents, expressed or implied, is intended or shall be construed to confer upon, or create in, any Person other than the parties and their respective successors and permitted assigns and Indemnitees any right, remedy, claim or obligation under or by reason of this Agreement and the other Transaction Documents, as the case may be.

Section 8.4                          Interpretation

The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.  Definitions shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references in this Agreement to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require.  The words "include," "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation."  The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

Section 8.5                          Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable .and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability,  nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

Section 8.6                          Waiver

At any time, the Buyer, on the one hand, and the Seller, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party or parties, as the case may be, (b) waive any inaccuracies in the representations and warranties of the other party or parties, as the case may be, contained in this Agreement or in any document delivered under this Agreement or (c) subject to Requirements of Law, waive compliance with any of the covenants or conditions contained in this Agreement.  Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.7                          Survival

All representations and warranties contained in this Agreement shall survive at Closing for a period of one (1) year (the "Expiration Date").  Any representation, warranty or indemnity which is the subject of a claim or dispute asserted in writing (or the subject of a proceeding) on or prior to the Expiration Date shall survive with respect to such claim or dispute until its final, non-appealable resolution.

Section 8.8                          Counterparts; Facsimile/E-mail

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement.  Signature pages exchanged by facsimile or e-mail shall be fully binding.

Section 8.9                          Expenses

Each party shall pay all costs and expenses incurred or to be incurred by, or on behalf of, such party and its Affiliates in negotiating and preparing this Agreement and carrying out the transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys, investment bankers, finders, brokers, accountants and other professionals.

Section 8.10                       Notices

Notices hereunder will be in writing and in tangible form (rather than by e-mail or similar electronic form) and served by certified United States Mail or express overnight delivery and shall be deemed effective upon receipt.

Notices to Seller will be addressed to:                                  THC Farmaceuticals, Inc.
7170 E. McDonald Dr., Suite 3
Scottsdale, Arizona 85253

Notices to the Buyer will be addressed to:                      Rocky Mountain Ayre, Inc.
3500 South Dupont Highway
Dover, Delaware 1990 l

Section 8.11                       Remedies; Specific Performance

Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party shall be cumulative with and not exclusive of any other remedy contained in this Agreement, at law or in equity and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.  The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. t is accord agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without proving actual damages or posting a bond or other security), this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

BUYER:		SELLER:

ROCKY MOUNTAIN AYRE, INC.		THC FARMACEUTICALS, INC.

By:	TIMOTHY AYRE	By:	ERIC MILLER
Eric Miller, its President
Name:	Timothy Ayre

Title:	President